EdR Appoints John T. Thomas to Board of Directors

MEMPHIS, Tenn., Oct. 3, 2016 — EdR (NYSE:EDR), one of the nation's largest developers, owners and managers of high quality collegiate housing, today announced the appointment of John T. Thomas to the Company’s Board of Directors, effective immediately. Thomas will serve as an independent director of the company.

“John’s business acumen, knowledge of REITs and legal matters will benefit EdR. He will be a valuable resource to our board and management team,” said Randy Churchey, EdR’s chief executive officer.

Thomas has been the president, chief executive officer and member of the board of trustees of Physicians Realty Trust (NYSE: DOC) since August 2013. DOC is an internally managed healthcare REIT with a focus on acquiring and managing medical office buildings and other healthcare facilities that has invested $2.4 billion in 222 properties across 30 states since its IPO in 2013.

Prior to that Thomas was executive vice president – medical facilities group for Health Care REIT Inc. (NYSE: HCN) from January 2009 to July 2012. Under his guidance, the total net investments of HCN’s medical facilities group grew from $2.3 billion in assets to approximately $5 billion.

Thomas received his J.D. from Vanderbilt University Law School and his B.S. in Economics from Jacksonville State University, where he was a scholarship letterman on the football team and a member of the Academic All-Conference Team. Thomas graduated with Distinction and Special Honors in Economics.

About EdR
EdR (NYSE:EDR) is one of America's largest owners, developers and managers of collegiate housing. EdR is a self-administered and self-managed real estate investment trust that owns or manages 86 communities with more than 44,000 beds serving 53 universities in 24 states. EdR is a member of the Russell 2000 Index, the S&P MidCap 400 and the Morgan Stanley REIT indices. For details, please visit the company's Web site at www.EdRtrust.com.

For more information, contact:
J. Drew Koester, Senior Vice President, Capital Markets and Investor Relations
901-259-2523 dkoester@EdRtrust.com

For media information or photography, contact:
Craig Wack, PR Coordinator
901-252-6809 cwack@EdRtrust.com

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